Exhibit B.44.1
Certificate of Incorporation
Stock Corporation

State of Connecticut
Secretary of the State

1. The name of the corporation is Housatonic Corporation.

2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

To acqurie, own, hold and manage an undivided general partnership interest in Iroquois Gas Transmission System, a general partnership to be organized under the laws of the State of New York.

To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut, including, without limitation, such other business as may be necessary, appropriate or incidental to the nature of the business and the puposes of the corporation as described above. The enumeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.

3. There shall be one class of capital stock, designeated "Common Stock" and having a par value of $100 per share, of which 50,000 shares shall be authorized.

4. There is only one class of shares authorized as above.

5. The minimum amount of stated capital with which the corporation shall commence business is One Million ($1,000,000).

6. Any action which, under any provision of Ch. 599, Title 33, of The Connecticut General Statutes, Revision of 1958, as amended, may be taken at a meeting of shareholders may also be taken without a meeting, by consent, in writing, setting forth the action to be taken, signed by persons holding not less than a majority of the voting power of shares, or of the shares of any particular class entitled to vote thereon or to take such action, or their duly authorized attorneys, all in accordance with the terms and subject to the limitations imposed by Sectin 33-330 of the Connecticut General Statutes.

Dated at Berlin, Connecticut this 16th day of October 1987.

I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

/S/ Cheryl W. Grise, Incorporator

Cheryl W. Grise





Appointment of Statutory Agent For Service
Domestic Corporation

TO:  The Secretary of the State of Connecticut

Name of corporation:

     Housantonic Corporation

The above corporation appoints as its statutory agent for service:

     Name of natural person who is resident of Connecticut:

                                 Business Address

     Cheryl W. Grise             107 Selden Street, Berlin, CT 06037

                                 Residence Address

                                 24 Stratford Road, West Hartford, CT 06117


     Name of incorporator

     Cheryl W. Grise             /S/ Cheryl W. Grise        October 16, 1987

     Acceptance:

     Name of statutory agent for service

     Accepted:

     Cheryl W. Grise             /S/ Cheryl W. Grise